Exhibit 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)
LENZ Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Equity	Common Stock, $0.00001 par value per share	457(c)	1,297,411(2)	$16.33(3)	$21,186,722	$147.60 per $1,000,000	$3,128.00
Total Offering Amounts					$21,186,722		$3,128.00
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$3,128.00
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock (“Common Stock”) that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Common Stock, as applicable.
(2)The number of shares of Common Stock being registered hereunder are being registered for sale by the selling securityholders named in this Registration Statement, and represents 1,297,411 shares of Common Stock issued in the PIPE Financing.
(3)Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $16.33, which is the average of the high and low prices of shares of Common Stock on The Nasdaq Global Select Market on March 25, 2024 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission).